RIGHT MANAGEMENT CONSULTANTS, INC.
                                AMENDMENT TO THE
                 1996 EMPLOYEE STOCK PURCHASE PLAN (the "Plan")


         The purpose of the Plan is to provide employees a continued opportunity to purchase RMCI common stock. The Plan is amended, effective January 1, 2001, as provided below:

1. Eligibility to the Plan begins on the first of any month for those employees who have completed one-half year of service. The current plan document provides for eligibility on January 1, April 1, July 1, and October 1, for employees who have completed one-half year of service.

2. An eligible employee may participate in the Plan beginning with the first of any month, while the Plan is in effect. The current plan document provides for participation on January 1, April 1, July 1, and October 1, for eligible employees.

3. The purchase price for each share purchased shall be 85% of the average of the closing bid and ask prices on the last business day of the month and this is defined as the "Investment Date".